Exhibit 5.1
[Letterhead of Wachtell, Lipton, Rosen & Katz]
March 23, 2009
Vulcan Materials Company
1200 Urban Center Drive
Birmingham, Alabama 35242
Re: Exchange Offer For 10.125% Notes Due 2015 and 10.375% Notes due 2018
Ladies and Gentlemen:
     We have acted as special counsel to Vulcan Materials Company, a New Jersey corporation (the “Company”), in connection with the registration statement (the “Registration Statement”) on Form S-4 in form as proposed to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to (i) the proposed offer to exchange up to $150,000,000 aggregate principal amount of the Company’s 10.125% Notes due 2015 (the “Outstanding 2015 Notes”) for an equal principal amount of the Company’s 10.125% Notes due 2015 (the “Registered 2015 Notes”) which will be registered under the Act and (ii) the proposed offer to exchange up to $250,000,000 aggregate principal amount of the Company’s 10.375% Notes due 2018 (the “Outstanding 2018 Notes,” and together with the Outstanding 2015 Notes, the “Outstanding Notes”) for an equal principal amount of the Company’s 10.375% Notes due 2018 (the “Registered 2018 Notes,” and together with the Registered 2015 Notes, the “Registered Notes”) which will be registered under the Act. The Registered Notes will be issued pursuant to the Senior Debt Indenture, dated as of December 11, 2007, as supplemented by that certain Third Supplemental Indenture, dated as of February 3, 2009 (together, the “Indenture”), between the Company and Wilmington Trust Company, as trustee (the “Trustee”).
     In connection with the opinion set forth herein, we have examined and relied on originals or copies certified or otherwise identified to our satisfaction of such documents, corporate

Vulcan Materials Company
March 23, 2009

records, agreements, certificates of public officials and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including forms of the Registered Notes and the Indenture (the Registered Notes and the Indenture are referred to herein as the “Transaction Documents”). With respect to each of the Transaction Documents, for purposes of the opinions expressed herein we have assumed: (a) that each party to the Transaction Documents is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate or other power and authority to enter into the Transaction Documents and perform its obligations thereunder; (b) that the Indenture was and the Registered Notes will be duly authorized, executed and delivered by each party thereto; (c) that the Indenture constitutes and the Registered Notes will constitute the valid and binding obligations of each party thereto (other than the Company), enforceable against each such party in accordance with their terms; (d) that the execution and delivery of the Transaction Documents and the performance and consummation of the transactions contemplated by the Transaction Documents by each of the parties thereto (1) will not violate, conflict with or result in a breach of, or require any consent under, the charters, bylaws or equivalent organizational documents of any such party and (2) will comply with applicable law and with any requirement or restriction imposed by any order, writ, judgment, injunction, decree, determination or award of any court or governmental body having jurisdiction over it or any of its assets and will not result in a default under or breach of any agreement or instrument then binding upon it; and (e) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed. We have also assumed that the Registered Notes will conform to the requirements of the Indenture and that each will be duly authenticated and delivered in accordance with the requirements of the Indenture.
     We have further assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, facsimile, conformed, electronic or photostatic copies and the authenticity of the originals of such copies. We have relied, to the extent we deem appropriate, on written guidance of the Securities and Exchange Commission (including the Staff thereof). As to all questions of fact material to this opinion, we have relied upon certificates or comparable documents, and oral and written statements and representations, of officers and representatives of the Company. We have not independently verified such information and assumptions.
     We are members of the Bar of the State of New York, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States of America, in each case as in effect on the date hereof (the “Relevant Laws”). Based upon the foregoing, and subject to the qualifications set forth in this letter, we are of the opinion that when (a) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Act, (b) the Outstanding Notes have been exchanged in the manner described in the prospectus forming a part of the Registration Statement and in accordance with the provisions of the

Vulcan Materials Company
March 23, 2009

Indenture, (c) the Registered Notes, in the form included in the Indenture, have been duly authorized, executed, authenticated, issued and delivered in accordance with the terms of the Indenture, against receipt of the Outstanding Notes surrendered in exchange therefor, (d) the Indenture has remained duly qualified under the Trust Indenture Act of 1939, as amended, and (e) applicable provisions of “blue sky” laws have been complied with, the Registered Notes will constitute valid and legally binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms.
     The opinions expressed herein are subject to the following qualifications and comments:
(a)	Our opinions are subject to the effect of (1) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally; (2) the application of general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether enforcement is considered in proceedings at law or in equity); and (3) applicable law and public policy with respect to rights to indemnity and contribution.
(b)	The provisions of the Transaction Documents that permit any party to take action or make determinations, or to benefit from indemnities and similar undertakings of the Company, may be subject to a requirement that such action, inaction or determination by such party that may give rise to a request for payment under such an undertaking be taken or made, or not taken or made on a reasonable basis and in good faith and may also be subject to public policy and equitable limitations.
(c)	Insofar as any provisions of the Transaction Documents may provide for indemnification with respect to liabilities resulting from or based upon a party’s own negligence, recklessness or willful misconduct or violations of Federal or state securities laws or regulations, the enforceability thereof may be limited.
(d)	We express no opinion as to the effect of non-compliance by any party to the Transaction Documents with any Relevant Laws applicable to transactions because of the nature of its business.
(e)	We express no opinion as to the effect of the laws of any jurisdiction (other than the Relevant Laws) wherein any holder of the Registered Notes may be located which limit rates of interest that may be charged or collected by such holder.
(f)	We express no opinion with respect to the lawfulness or enforceability of (1) broadly or vaguely stated waivers or waivers of rights granted by law where such waivers are against public policy or prohibited by law, (2) the enforceability

Vulcan Materials Company
March 23, 2009

of confession of judgment provisions and (3) the enforceability of provisions imposing penalties, liquidated damages or other economic remedies.
(g)	We express no opinion with respect to the lawfulness or enforceability of (1) provisions in the Transaction Documents relating to delay or omission of enforcement of rights or remedies, waivers of defenses, or waivers of benefits of any usury, appraisement, valuation, stay, extension, moratorium, redemption, statutes of limitation or other non-waivable benefits bestowed by operation of law, (2) exculpation provisions, provisions relating to releases of unmatured claims, provisions purporting to waive immaterial rights, severability provisions and provisions similar in substance and nature to those described in the foregoing clause (1) and this clause (2), all insofar as any of the foregoing are contained in the Transaction Documents.
(h)	We express no opinion as to whether a federal or state court outside of the State of New York would give effect to the choice of New York law provided for in the Transaction Documents.
     This opinion is rendered to you solely in connection with the registration of the offering and sale of the Registered Notes pursuant to the registration requirements of the Act. The opinions contained herein are limited to the matters expressly stated herein, and no opinion may be inferred or may be implied beyond the matters expressly stated herein. Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the State of New Jersey, we have relied upon the opinion of Lowenstein Sandler PC, dated the date hereof.
     We hereby consent to the filing of copies of this opinion as an exhibit to the Registration Statement and to references to us in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Very truly yours,
/s/ Wachtell, Lipton, Rosen & Katz